Exhibit 99.1

IGM Biosciences Provides Strategic Update on Autoimmunity Pipeline Programs

– Company halting further development of imvotamab (CD20 x CD3) and IGM-2644 (CD38 x CD3) –

– Company reducing its workforce by 73% –

– Cash and investments of $183.8 million (unaudited) as of December 31, 2024 –

MOUNTAIN VIEW, Calif., January 9, 2025 – IGM Biosciences, Inc. (Nasdaq: IGMS), a biotechnology company committed to developing and delivering medicines to treat patients with autoimmune and inflammatory diseases, today announced a strategic update to halt further development of imvotamab, an IgM-based CD20 X CD3 bispecific antibody T cell engager, and IGM-2644, an IgM-based CD38 X CD3 bispecific antibody T cell engager, for autoimmune diseases.

“Interim data from the Phase 1b studies of imvotamab in rheumatoid arthritis and systemic lupus erythematosus show that the depth and consistency of B cell depletion is insufficient to meet our high bar for success,” said Mary Beth Harler, M.D., Chief Executive Officer of IGM Biosciences. “Due to these findings, we have decided to discontinue further development of imvotamab. I would like to thank the patients and investigators who have participated in the imvotamab clinical studies as well as our employees for their commitment to transforming the lives of patients living with autoimmune diseases. Concurrent with discontinuation of the imvotamab program, IGM-2644 is also being terminated due to strategic considerations.”

The Company is currently evaluating internal options as well as potential strategic alternatives with the goal of maximizing value for its shareholders. While this internal evaluation and strategic exploration are ongoing, the Company is immediately taking steps, including an approximately 73% reduction in force, to preserve cash. The Company reported cash and investments of approximately $183.8 million (unaudited) as of December 31, 2024.

“I want to thank our colleagues who will be departing from IGM as part of the restructuring and acknowledge their many contributions to our programs,” added Dr. Harler. “We are grateful for their support and wish them all the best in their future endeavors.”

About IGM Biosciences, Inc.

IGM Biosciences is a biotechnology company committed to developing and delivering medicines to treat patients with autoimmune and inflammatory diseases. IGM has an exclusive worldwide collaboration agreement with Sanofi to create, develop, manufacture, and commercialize IgM antibody agonists against immunology and inflammation targets. For more information, please visit www.igmbio.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. Such forward-looking statements are not based on historical fact and include, but are not limited to: IGM’s evaluation of internal options and potential strategic alternatives with the goal of maximizing value for its shareholders; expectations regarding IGM’s reduction in force, including the size and timing of the reduction in force; and statements by Dr. Harler. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially, including but not limited to: IGM’s implementation of its plan to preserve cash, including without limitation the reduction in force, as well as its evaluation of internal options and potential strategic alternatives, may be unsuccessful, cause disruptions or create unintended consequences; IGM’s early stages of clinical drug development; risks related to the use of engineered IgM antibodies, which is a novel and unproven therapeutic approach; IGM’s ability to demonstrate the safety and efficacy of its product candidates; IGM’s ability to successfully and timely advance its product candidates through clinical trials; IGM’s ability to enroll patients in its clinical trials; the potential for the results of clinical trials to differ from preclinical, preliminary, initial or expected results; the risk of significant adverse events, toxicities or other undesirable side effects; IGM’s ability to successfully manufacture and supply its product candidates for clinical trials; the potential impact of continuing or worsening supply chain constraints; the risk that all necessary regulatory approvals cannot be obtained; the potential market for IGM’s product candidates, and the progress and success of alternative therapeutics currently available or in development; IGM’s ability to obtain additional capital to finance its operations; uncertainties related to the projections of the size of patient populations suffering from the diseases IGM is targeting; IGM’s ability to obtain, maintain and protect its intellectual property rights; developments relating to IGM’s competitors and its industry, including competing product candidates and therapies; any potential delays or disruptions resulting from catastrophic events, including epidemics or other outbreaks of infectious disease; general economic and market conditions, including inflation; and other risks and uncertainties, including those more fully described in IGM’s filings with the Securities and Exchange Commission (SEC), including IGM’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2024 and in IGM’s future reports to be filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and IGM specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Contact:

Argot Partners

David Pitts

212-600-1902

igmbio@argotpartners.com